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                                                                   Exhibit 23(a)



                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Intermagnetics General Corporation

We consent to incorporation by reference in the registration statements on Form S-8 (Nos. 2-80041, 2-94701, 33-2517, 33-12762, 33-12763, 33-38145, 33-44693,
33-50598, 33-55092, 33-72160, 333-10553, 333-42163 and 333-75269) of
Intermagnetics General Corporation of our report dated July 16, 1999, with respect to the statement of net assets available for benefits of the Intermagnetics General Corporation IGC Savings Plan as of May 31, 1999, and the related statement of changes in net assets available for benefits for the year then ended, which report appears in the May 31, 2000 annual report on Form 11-K of the Intermagnetics General Corporation IGC Savings Plan.


                                            /s/ KPMG LLP


Albany, New York
November 20, 2000